EXHIBIT 10

Material Contracts

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Gerald E. Daniels (the “Executive”) and The Boeing Company (the “Company”). The parties have agreed to enter into this Agreement to resolve any and all issues arising out of or relating in any way to Executive’s employment, including but not limited to his retirement effective April 1, 2003.

1.    Executive has elected to retire effective April 1, 2003.

2.    The Company agrees to pay Executive the following sums: (a) a lump sum (less applicable withholdings) of $900,000, to be paid no later than April 30, 2003; and (b) a lump sum (less applicable withholdings) of $700,000, to be paid no later than April 30, 2003. Executive acknowledges that he is not entitled to any payment under any of the Company’s layoff benefits plans. Executive will be eligible for an incentive award payment in March 2004, pro-rated for the time he spent on the payroll in 2003, and determined in accordance with the terms and conditions governing the Company’s incentive compensation process. Executive may retain his company-provided vehicle or choose before April 1, 2003, to return the vehicle to the Company in exchange for a payment of ten percent below its current “blue book” wholesale value. Executive is eligible for financial and tax planning advice, at Company expense and in accordance with normal practices for senior executives, through December 31, 2004.

3.    With respect to awards made under the 1997 Incentive Stock Plan, termination of the Executive shall be treated as a “retirement” for purposes of vesting any awards under that Plan. Executive’s performance share grants, stock unit grants, and deferred compensation account will continue to be administered in accordance with the provisions governing those grants and the Deferred Compensation Plan.

4.    Should Executive at any time decide to accept a position with the United States Government wherein ethically he can no longer actively own Boeing stock (as determined by the Government’s rules of conduct governing the position), then (a) he will so advise the Company no less than thirty days before commencing employment, and (b) ten trading days (New York Stock Exchange schedule) before Executive commences such employment the stock unit grants in his deferred compensation account will be converted to the interest credit earnings method, and (c) any unvested performance shares will be converted to a cash payment based on a valuation of the shares performed by Hewitt Associates, and (d) any other actions required to comply with the Government’s rules of conduct will be taken. If at any time after entering this Agreement but prior to retiring Executive accepts a position with an entity deemed by the Company to be in direct competition with the Company, this Agreement shall become null and void. If after retiring Executive accepts a position with an entity deemed by the Company to be in direct competition with the Company, the Company reserves the right to take any action necessary to protect its interests, including but not limited to discontinuation of any of the benefits of this Agreement and any actions allowed under the Company’s executive compensation plans.

5.    Executive agrees to refrain from communicating to any other person or entity any proprietary, confidential, and/or trade secret information or data belonging to the Company or entrusted to it by others. Executive also agrees to refrain from making any statements about the Company, its products, or its employees that could be in any way viewed as negative or critical. In the event of violation of this paragraph, the Company will be entitled to pursue any and all legal and equitable relief against Executive.

6.    In consideration of the foregoing, Executive releases and waives any and all claims he may now or hereafter have against the Company which relate in any way to the terms or conditions of his employment, including but not limited to the termination thereof. This release and waiver covers any claims arising out of any federal, state, or local statute, regulation, or ordinance, including but not limited to any claims arising out of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, any state or local law against discrimination, and any claims arising out of tort, contract, or common law.

7.    Executive acknowledges and agrees that he has had the opportunity to consider for 21 days whether to enter into this Agreement and that he has voluntarily chosen to enter into this Agreement on this date. Executive may revoke this Agreement for a period of seven days following execution of this Agreement, and if not revoked, this Agreement shall become effective following lapse of this seven-day period. Executive acknowledges that he is voluntarily executing this Agreement, that he has not relied on any representations or statements not set forth herein or made by the Company’s agents or representatives, and that he has been advised to consult an attorney before executing this Agreement.

8.    The parties agree that they will not disclose or publicize the terms and conditions of, or negotiations leading to, this Agreement to any third party (other than counsel for the parties, and Executive’s financial consultant and his immediate family members), except that they may state the matter was settled to the parties’ mutual satisfaction. In addition, the Company may make such disclosures concerning the terms of this Agreement as are necessary for it to comply with any legally-required disclosure obligation.

9.    In the event any provision of this Agreement is held invalid, all remaining provisions of this Agreement shall continue in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

GERALD E. DANIELS	THE BOEING COMPANY

By

Its

Dated:	Dated:

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February         , 2003

To:	Gerald E. Daniels

From:	Michael Valliere

Re:	Agreement

Attached for your review and execution is a Separation Agreement that formalizes your discussions with The Boeing Company. Please be advised of the following:

You have the right, if you so elect, to consult an attorney of your own choosing and at your own cost before you execute the Agreement.

You have up to twenty-one days to consider whether to execute the Agreement; you may execute the Agreement, if you choose, at any time before that period expires.

Within seven days following your execution of the Agreement, you may revoke it by providing written notice to me. If you do not revoke the Agreement within that seven-day period, the Agreement becomes effective and enforceable.

Michael Valliere

Receipt acknowledged:

Dated: December , 2002
Gerald E. Daniels

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